Exhibit 23.3

John Ostler, M.Sc., P.Geo.

2224 Jefferson Avenue

West Vancouver, B.C., Canada, V7V 2A8

Phone 604-926-8454

Email: ozz@telus.net

U.S. Securities and Exchange Commission

450 5th Street, NW

Washington, D.C. 20549

CONSENT

I hereby consent to the inclusion and reference to my report dated September 10, 2006, entitled “The Goldhawk Property” in the Registration Statement on Form SB-2 filed by Sewell Ventures,. Inc. with the United States Securities and Exchange Commission. I confirm that I have reviewed Sewell Ventures, Inc.’s summary of my geological report in its registration statement and concur with its contents. I also consent to the inclusion of my name as an expert in Sewell Ventures, Inc.’s registration statement and the filing of this consent as an exhibit to its registration statement.

Dated at West Vancouver, B.C., Canada, this 2nd day of November, 2007.

/s/ John Ostler
John Ostler; M.Sc., P.Geo. Professional Geoscientist